Exhibit 3.2

ARTICLES OF AMENDMENT

DYNARESOURCE, INC.

"ARTICLES OF AMENDMENT"

State of Delaware

Office of the Secretary of State

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO

HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF

AMENDMENT OF "DYNARESOURCE, INC.", FILED IN THIS OFFICE ON THE THIRTENNTH DAY OF FEBRUARY, A.D. 1998, AT 9 O'CLOCK A.M.

Great Seal of the State of Delaware

[graphic omitted]

/S/ Edward J. Freel, Secretary of State

AUTHENTICATION: 8928486

DATE: 02-19-98

FIRST AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

DYNARESOURCE, INC.

(PURSUANT TO SECTION 241)

1.         Article IV of the Certificate of Incorporation of DynaResource, Inc.,

filed pursuant to the Delaware Corporation Laws on December 8, 1997.

has been amended in its entirety, as follows:

The corporation shall have authority to issue twelve million five hundred thousand (12,500,000) shares of its common stock each having a par value of $.O1. Fully paid common shares of the corporation shall not be liable for further call or

assessment The authorized common shares of the corporation

shall be issued at the discretion of the Board of Directors of the corporation.

2.         DynaResource, Inc. has not received any payment for any of its stock.

3.         The amendment to the Certificate of Incorporation was adopted by a majority of the Directors named in the Certificate of Incorporation.

EXECUTED this 02-06-98

/S/ K.D. Diepholz

President

STATE OF TEXAS	ss.
ss.
COUNTY OF DALLAS	ss.

THIS INSTRUMENT WAS ACKNOWLEDGED before me by K.D. Diepholz, on this

February 6, 1998, who being known to me stated that he was President of

DynaResource, Inc., that this instrument was the act and said of said corporation, and that the facts set forth above are true.

/S/ Janice E. Haley

Notary Public, State of Texas

Comm. Exp. 05-16-99

Notary Stamp